Exhibit 99.1

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Pre-recorded Conference Call
402/998-1748

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., May 13, 2004 — Wal-Mart Stores, Inc. reported record first quarter earnings and sales for the quarter ended April 30, 2004. Net sales were $64.8 billion, an increase of 14.2 percent over the first quarter of fiscal 2004. Income from continuing operations for the quarter was $2.2 billion, an increase of 18.4 percent from $1.8 billion in the first quarter of fiscal 2004. Earnings per share from continuing operations were $0.50, up from $0.41 per share in the same prior year quarter.

Lee Scott, President and CEO said, “I am encouraged by the strengthening economy and the improving apparel environment. Although I remain concerned about the impact higher gasoline and petroleum prices will have on our customers, I am still optimistic about the balance of the year.”

Net sales were as follows:

(Dollars in billions)

	Quarter Ended April 30,
	2004	2003	Percent Change
Wal-Mart Stores	$43.571	$38.618	12.8%
SAM’S CLUB	8.641	7.822	10.5%
International	12.551	10.278	22.1%

Total Company	$64.763	$56.718	14.2%

Total U.S. comparable sales for the quarter increased 6.4 percent, which is represented by a 5.9 percent comp increase for Wal-Mart Stores and 8.8 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the first quarter, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $3.121 billion, an increase of 13.4 percent compared with $2.752 billion in the first quarter of fiscal 2004.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the quarter of $267 million, an increase of 30.9 percent compared with $204 million in the first quarter of fiscal 2004.

International Segment:

The International segment had an operating profit of $563 million for the most recent quarter, an increase of 46.6 percent compared with $384 million in the first quarter of fiscal 2004.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 402-998-1748. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

Wal-Mart Stores, Inc. operates in all fifty states. Internationally, the Company operates in Puerto Rico, Canada, China, Mexico, Brazil, Germany, the United Kingdom, Argentina and South Korea. Wal-Mart also owns a 37.8% interest in Seiyu, Ltd. with options to purchase up to 69.4% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. McLane has been accounted for as a discontinued operation.

The Company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. Last year, Wal-Mart Stores, Inc. contributed more than $150 million to support communities and local non-profit organizations. Customers and associates raised an additional $70 million at Stores and Clubs. View additional information about the Company on our website at www.walmartstores.com or shop with us on-line at www.walmart.com and www.samsclub.com.

This release contains a statement as to the view of our Chief Executive Officer regarding the balance of the year and his concerns about the impact of gasoline and petroleum prices on Wal-Mart’s customers that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. This forward-looking statement is subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of energy, labor and insurance, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statement contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statement contained in this release. That forward-looking statement is made only as of the date of this report, and we undertake no obligation to update it to reflect subsequent events or circumstances.

WAL-MART STORES, INC.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended April 30,
	2004	% of Net Sales	2003	% of Net Sales
Net sales	$64,763	100.00%	$56,718	100.00%
Other income, net	680	1.05%	506	0.89%

	65,443	101.05%	57,224	100.89%

Cost of sales	49,969	77.16%	43,918	77.43%

Operating, selling, general and administrative expenses	11,869	18.33%	10,216	18.01%

Interest:
Debt	201	0.31%	175	0.31%
Capital leases	65	0.10%	75	0.13%
Interest income	(58)	(0.09%)	(38)	(0.07%)

	208	0.32%	212	0.37%

Income from continuing operations before income taxes and minority interest	3,397	5.24%	2,878	5.07%

Provision for income taxes	1,189	1.83%	1,006	1.77%

Income from continuing operations before minority interest	2,208	3.41%	1,872	3.30%
Minority interest	(42)	(0.07%)	(42)	(0.07%)

Income from continuing operations	2,166	3.34%	1,830	3.23%
Income from discontinued operation, net of tax	—	0.00%	31	0.05%

Net income	$2,166	3.34%	$1,861	3.28%

Net income per common share:
Basic net income per common share
Income from continuing operations	$0.50		$0.41
Income from discontinued operation	—		0.01

Basic net income per common share	$0.50		$0.42

Diluted net income per common share
Income from continuing operations	$0.50		$0.41
Income from discontinued operation	—		0.01

Diluted net income per common share	$0.50		$0.42

Weighted-average number of common shares:
Basic	4,294		4,386
Diluted	4,302		4,395

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	April 30, 2004	April 30, 2003	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,828	$2,468	$5,199
Receivables	1,230	989	1,254
Inventories	28,320	26,004	26,612
Prepaid expenses and other	1,375	961	1,356
Current assets of discontinued operation	—	1,144	—

Total current assets	34,753	31,566	34,421

Property, plant and equipment	73,619	62,898	70,795
Accumulated depreciation	(16,511)	(13,843)	(15,594)

Property, plant and equipment, net	57,108	49,055	55,201

Property under capital leases, net	3,359	3,211	3,329
Goodwill and other acquired intangible assets, net	10,134	9,317	9,882
Other assets and deferred charges	2,226	2,687	2,079
Other assets of discontinued operation	—	740	—

Total assets	$107,580	$96,576	$104,912

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$4,161	$857	$3,267
Accounts payable	19,001	17,408	18,932
Accrued liabilities	9,937	8,669	10,742
Accrued income taxes	1,588	1,143	1,377
Long-term debt due within one year	4,548	3,545	2,904
Obligations under capital leases due within one year	189	160	196
Current liabilities of discontinued operation	—	299	—

Total current liabilities	39,424	32,081	37,418

Long-term debt	17,468	17,939	17,102
Long-term obligations under capital leases	3,032	3,000	2,997
Deferred income taxes and other	2,171	1,971	2,288
Long-term liabilities of discontinued operation	—	12	—
Minority interest	1,459	1,373	1,484

Shareholders’ equity:
Common stock and capital in excess of par value	2,613	2,405	2,566
Retained earnings	39,934	38,400	40,206
Other accumulated comprehensive income	1,479	(605)	851

Total shareholders’ equity	44,026	40,200	43,623

Total liabilities and shareholders’ equity	$107,580	$96,576	$104,912

Certain reclassifications have been made to prior periods to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2004	2003
Cash flows from operating activities:
Net Income from continuing operations	$2,166	$1,830

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,037	888
Decrease in accounts receivable	137	554
Increase in inventories	(1,630)	(1,521)
Increase/(decrease) in accounts payable	(7)	1,005
Decrease in accrued liabilities	(983)	(134)
Other	147	(8)

Net cash provided by operating activities of continuing operations	867	2,614
Net cash provided by operating activities of discontinued operation	—	39

Net cash provided by operating activities	867	2,653

Cash flows from investing activities:
Payments for property, plant and equipment	(2,645)	(1,996)
Disposal of assets	242	79
Investment in international operations	(315)	—
Other investing activities	20	104

Net cash used in investing activities of continuing operations	(2,698)	(1,813)
Net cash used in investing activities of discontinued operation	—	(41)

Net cash used in investing activities	(2,698)	(1,854)

Cash flows from financing activities:
Increase/(decrease) in commercial paper	894	(1,723)
Dividends paid	(558)	(395)
Payment of long-term debt	(37)	(996)
Proceeds from issuance of long-term debt	2,015	3,039
Purchase of Company stock	(1,943)	(816)
Other financing activities	22	(69)

Net cash provided by/(used in) financing activities	393	(960)

Effect of exchange rates on cash	67	(109)

Net decrease in cash and cash equivalents	(1,371)	(270)
Cash and cash equivalents at beginning of period*	5,199	2,758

Cash and cash equivalents at end of period **	$3,828	$2,488

*	Includes cash and cash equivalents of discontinued operation of $22 million at January 31, 2003
**	Includes cash and cash equivalents of discontinued operation of $20 million at April 30, 2003

Certain reclassifications have been made to the prior period to conform to the current presentation.